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Section 2

The Government's Financial
Position in 2003-2004
and Public Sector Borrowings

The government's financial transactions	3
Revenue of the Consolidated Revenue Fund	5
Expenditure of the Consolidated Revenue Fund	11
Budgetary transactions of consolidated organizations	12
Consolidated non-budgetary transactions	13
Consolidated financing transactions	15
Borrowings	18
Repayment of borrowings	22
Total government debt	23
Structure of debt	24
Public sector borrowings, investments and debt	26
Public sector borrowings and investments	26
Long-term public sector debt	31
Historical data and preliminary results	33
Financial transactions of the gouvernement du Québec
— Summary of consolidated financial transactions	33
— Consolidated Revenue Fund — Revenue by source	34
— Consolidated Revenue Fund — Expenditure by department	35
— Consolidated non-budgetary transactions	36
— Consolidated financing transactions	38
Borrowings for the Consolidated Revenue Fund in 2003-2004	39
Borrowings for the Financing Fund in 2003-2004	40
Borrowings by Financement-Québec in 2003-2004	41
Borrowings by Hydro-Québec in 2003	42
Appendix
2.1 Consolidated budgetary transactions: revenue by source and expenditure by mission in 2003-2004	43

SECTION 2                                                                                                         2

The government's financial transactions1

        In accordance with the objectives of the government, a balanced budget was achieved in 2003-2004, prior to consideration of the exceptional losses of the Société générale de financement du Québec (SGF). Taking into account these additional losses, the deficit stands at $364 million.

        The revenue of the Consolidated Revenue Fund for fiscal 2003-2004 is revised to $52 201 million, $317 million less than anticipated in the June 12, 2003 Budget. Own-source revenue is adjusted downward by $506 million, while federal transfers are adjusted upward by $189 million.

        The expenditure of the Consolidated Revenue Fund amounts to $52 468 million in 2003-2004, a downward revision of $194 million compared with the forecast of June 12, 2003. This revision corresponds to the decline in debt service. The program spending objective of $45 800 million was met.

        Consolidated net financial requirements are revised to $1 433 million, a decrease of $390 million. The net financial requirements of consolidated organizations thus amount to $1 233 million and those of the Consolidated Revenue Fund to $200 million, a downward revision of $100 million compared with the June 12, 2003 Budget. This revision can be attributed to an additional dividend of $100 million from Loto-Québec.

        With respect to consolidated financing transactions, the change in direct debt is adjusted upward by $1 265 million compared with the forecast of last June.

1
New presentation of budgetary transactions

  Sections 2 and 4 of the Budget Plan have been revised to simplify the presentation of the government's financial framework. The budgetary transactions of the Consolidated Revenue Fund, which include the profits of government enterprises, are presented separately from those of consolidated organizations. In addition, the budgetary transactions of consolidated organizations are grouped under the new heading "net results of consolidated organizations".

SECTION 2                                                                                                         3

TABLE 2.1

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED FINANCIAL TRANSACTIONS
(millions of dollars)

	2002-2003			2003-2004
		Budget Speech of June 12, 2003
	Actual results		Preliminary results	Change compared with Budget
Budgetary transactions of Consolidated Revenue Fund[1]
Own-source revenue before exceptional losses of SGF	41 197	43 330	42 824	–506
Federal transfers	8 932	9 188	9 377	189

Total revenue	50 129	52 518	52 201	–317

Program spending	–44 316	–45 800	–45 800	—
Debt service	–6 536	–6 862	–6 668	194

Total expenditure	–50 852	–52 662	–52 468	194

Net results of consolidated organizations[1]	368	144	267	123

Consolidated budget balance before exceptional losses of SGF	–355	0	0	0

Exceptional losses of SGF	–339	—	–364	–364

Consolidated budget balance	–694	0	–364	–364

Consolidated non-budgetary transactions
Investments, loans and advances	–1 649	–1 814	–1 077	737
Capital expenditures	–1 482	–1 334	–978	356
Retirement plans	2 007	2 041	2 221	180
Other accounts	240	–716	–1 235	–519

Consolidated non-budgetary requirements	–884	–1 823	–1 069	754

Consolidated net financial requirements	–1 578	–1 823	–1 433	390

Consolidated financing transactions
Change in cash position[2]	–3 090	4 110	2 466	–1 644
Change in direct debt[2]	6 309	66	1 331	1 265
Retirement plans sinking fund[3]	–1 641	–2 353	–2 364	–11

Total financing of consolidated transactions	1 578	1 823	1 433	–390

Note:
A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease. For purposes of comparison, the data are presented on the basis of the 2004-2005 budgetary structure. Because of the changes that will be made in the family policy as of January 1, 2005, amounts previously included in program spending will be applied against revenue. The data presented in this section incorporate a restatement that covers a three-month period and that reduces own-source revenue and program spending by $132 million. Therefore, the restatement does not change the budget balance for the years concerned.

1
The budgetary transactions of the Consolidated Revenue Fund, which include the profits of government enterprises, are presented separately from those of consolidated organizations. In addition, the budgetary transactions of consolidated organizations are grouped under the new heading "net results of consolidated organizations".

2
The change in direct debt includes new long-term borrowings less repayment of long-term borrowings and the change in temporary borrowings outstanding. Previously, the change in temporary borrowings outstanding was included in the change in cash position. See the explanation of consolidated financing transactions given later in this section.

3
This sinking fund receives amounts to be used to cover retirement benefits payable by the government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it.

SECTION 2                                                                                                         4

Revenue of the Consolidated Revenue Fund

        In regard to revenue, the 2003-2004 Budget anticipated own-source revenue of $43 330 million and federal transfers of $9 188 million. The forecast for own-source revenue before the exceptional losses of the SGF is adjusted downward by $506 million compared with the figure anticipated in the Budget, while the forecast for federal transfers is raised by $189 million.

Own-source revenue

        Excluding government enterprises, the downward adjustment of own-source revenue amounts to $537 million. This adjustment reflects mainly the lower-than-expected revenue from personal income tax and corporate taxes.

TABLE 2.2

GOUVERNEMENT DU QUÉBEC — CONSOLIDATED REVENUE FUND
SUMMARY OF THE CHANGE IN OWN-SOURCE REVENUE
(millions of dollars)

	2002-2003	2003-2004
	Actual results	Budget Speech of June 12, 2003	Preliminary results	Change compared with Budget	Change compared with 2002-2003
					%
Personal income tax	16 048	16 891	16 454	–437	2.5
Health Services Fund	4 068	4 640	4 658	18	14.5
Corporate taxes	3 735	3 926	3 837	–89	2.7
Consumption taxes	10 843	11 567	11 596	29	6.9
Other sources	2 402	2 364	2 306	–58	–4.0

Sub-total before government enterprises	37 096	39 388	38 851	–537	4.7
Government enterprises before exceptional losses of SGF	4 101	3 942	3 973	31	–3.1

Total own-source revenue before exceptional losses of SGF	41 197	43 330	42 824	–506	3.9

Note:
Data restated according to the information provided at the bottom of Table 2.1.

SECTION 2                                                                                                         5

        The preliminary results for personal income tax indicate a decline of $437 million compared with the 2003-2004 Budget. Continued processing of 2002 income tax returns in 2003-2004 resulted in a lower-than-anticipated level of tax payable, particularly in the case of self-employed workers. It also led to a decline in tax instalments for 2003, since the latter are calculated on the basis of information for the 2002 taxation year.

        Corporate tax revenue is revised downward by $89 million on account of lower-than-expected growth in the profits of corporations.

        Consumption tax revenue is adjusted upward by $29 million. This rise is due primarily to higher revenue from the fuel tax because of an increase in the amount of fuel consumed. The increase in the tax on tobacco products announced last December also contributed to this adjustment.

        However, revenue from other sources is revised downward by $58 million, owing in particular to lower-than-anticipated revenue from sales of goods and services, duties and permits and interest income.

        Lastly, the profits of government enterprises, before the exceptional losses of the SGF, are revised to $3 973 million, an increase of $31 million compared with the forecast in the June 2003 Budget.

SECTION 2                                                                                                         6

Exceptional losses of the Société générale de financement du Québec (SGF)

        The SGF has registered losses over the past three years, and these results have a major impact on government revenue.

        In 2001, the losses totalled $84 million and in 2002, $172 million. Recently, the SGF announced a loss of $511 million for 2003, stemming mainly from the complete reevaluation of its investment portfolio under the supervision of a specialized firm.

        The SGF also anticipates a loss of $30 million for the first quarter of 2004.

        On the basis of the government's fiscal years, these losses as a whole affected the government's results by $91 million in 2001-2002, $339 million in 2002-2003 and $364 million in 2003-2004.

TABLE 2.3

SOCIÉTÉ GÉNÉRALE DE FINANCEMENT DU QUÉBEC
IMPACT OF LOSSES ON GOVERNMENT REVENUE
(millions of dollars)

	2001-2002	2002-2003	2003-2004	Total
Losses of the SGF[1]
2001	–81			–84	[2]
2002	–10	–162		–172
2003		–177	–334	–511
2004[3]			–30	–30

Total	–91	–339	–364	–797

The SGF's fiscal year corresponds to the calendar year.

Including a loss of $3 million charged to the government's 2000-2001 fiscal year.

Anticipated losses from January to March 2004.

SECTION 2                                                                                                         7

Federal transfers

        Federal transfers should reach $9 377 million for fiscal 2003-2004, an increase of $189 million compared with the forecast in the 2003-2004 Budget. However, without the deferral and spreading mechanism introduced by the federal government, revenue from federal transfers would have been revised downward by $972 million in 2003-2004.

TABLE 2.4

GOUVERNEMENT DU QUÉBEC — CONSOLIDATED REVENUE FUND
SUMMARY OF THE CHANGE IN FEDERAL TRANSFERS
(millions of dollars)

	2002-2003	2003-2004
	Actual results	Budget Speech of June 12, 2003	Preliminary results	Change compared with Budget	Change compared with 2002-2003
					%
Equalization	5 315	4 145	4 065	–80	–23.5
Canada Health and Social Transfer (CHST)	2 648	4 133	4 266	133	61.1
Other transfers related to fiscal arrangements	34	15	64	49	88.2
Other programs	935	895	982	87	5.0

Total federal transfers	8 932	9 188	9 377	189	5.0

Less:
Impact of the deferral mechanism introduced by the federal government	—	—	1 161	1 161	—

Total federal transfers before deferral	8 932	9 188	8 216	–972	–8.0

SECTION 2                                                                                                         8

        Equalization revenue is revised downward by $80 million compared with the forecast in the 2003-2004 Budget. The final data compiled by Canada Revenue Agency (CRA) in regard to personal income tax and corporate taxable income lead to a major upward adjustment of Québec's fiscal capacity in relation to that of the provinces that make up the equalization program's standard. These new data thus entailed to a downward adjustment of over $1 billion in equalization revenue, including $771 million solely in respect of tax on corporate profits. However, on account of the scope of these adjustments, the federal government has allowed repayment of the major portion, i.e. $1 074 million, to be deferred and spread over a five-year period starting in 2005-2006.

        Revenue from the Canada Health and Social Transfer (CHST) is adjusted upward by $133 million. A review of the value of the tax points used to calculate the CHST resulted in an increase in cash transfers. In addition, the deferral mechanism introduced by the federal government raised CHST revenue by $87 million.

        The $49-million rise in other transfers related to fiscal arrangements reflects the outstanding growth of revenue from tax on preferred shares in 2002.

        The $87-million revision in regard to other programs stems mainly from a reevaluation of the increase in revenue respecting immigrant integration agreements, the federal student loan program and services for people with hepatitis C.

SECTION 2                                                                                                         9

Measure aimed at deferring repayment of part of the decrease in federal transfers in 2003-2004

        Federal transfers were to have fallen by 8.0% in 2003-2004. Indeed, a 43.7% decline in equalization revenue would have more than offset the climb in CHST revenue stemming from the federal government's February 2003 announcement on health care.

        However, the federal government has allowed Québec and the other provinces to defer repayment of the downward adjustments to equalization and the CHST resulting from the updating of population data and personal income tax and corporate income tax data between the federal estimates of October 2003 and February 2004. These adjustments total $1 161 million in 2003-2004. Repayments will be made over a five-year period starting in 2005-2006, at a rate of $244 million per year.

TABLE 2.5

GOUVERNEMENT DU QUÉBEC — CONSOLIDATED REVENUE FUND
IMPACT OF THE DEFERRAL OF PART OF THE ADJUSTMENTS TO FEDERAL
TRANSFERS IN 2003-2004
(millions of dollars)

	2002-2003	2003-2004
		Before deferral	Deferral	After deferral
Equalization	5 315	2 991	1 074	4 065
% change		–43.7	—	–23.5
CHST	2 648	4 179	87	4 266
% change		57.8	—	61.1
Other	969	1 046	—	1 046
% change		7.9	—	7.9
Total	8 932	8 216	1 161	9 377
% change		–8.0	—	5.0

SECTION 2                                                                                                       10

Expenditure of the Consolidated Revenue Fund

        Expenditure for fiscal 2003-2004 was revised downward by $194 million to $52 468 million. This decrease corresponds to the decline in debt service.

        In all, program spending rose 3.3% compared with 2002-2003, while debt service climbed 2%.

TABLE 2.6

GOUVERNEMENT DU QUÉBEC — CONSOLIDATED REVENUE FUND
SUMMARY OF THE CHANGE IN EXPENDITURE
(millions of dollars)

	2002-2003	2003-2004
	Actual results	Budget Speech of June 12, 2003	Preliminary results	Change compared with Budget	Change compared with 2002-2003
					%
Program spending	44 316	45 800	45 800	—	3.3

Debt service
Direct debt service	3 888	4 177	3 926	–251	1.0
Interest ascribed to retirement plans[1]	2 648	2 685	2 742	57	3.5

Total debt service	6 536	6 862	6 668	–194	2.0

Total expenditure	50 852	52 662	52 468	–194	3.2

Note:
Data restated according to the information provided at the bottom of Table 2.1.

1
Interest ascribed to the retirement plans is equal to interest on the actuarial obligation less the investment income of the retirement plans sinking fund.

        The $45 800-million forecast for program spending includes spending adjustments made during fiscal 2003-2004. Additional spending was incurred mainly at the ministère de l'Emploi, de la Solidarité sociale et de la Famille, because of the lower-than-anticipated decrease in the number of households receiving employment assistance, and at the ministère de la Sécurité publique. However, equivalent savings were realized in other departments.

        Debt service currently amounts to $6 668 million, of which $3 926 million is for direct debt service and $2 742 million for interest ascribed to the retirement plans. The $194-million downward revision of debt service essentially reflects lower-than-expected interest rates.

SECTION 2                                                                                                       11

Budgetary transactions of consolidated organizations

        The net results of consolidated organizations amount to $267 million, $123 million more than forecast in the June 2003 Budget. This increase in net results is due to the allocation of adjustments among a large number of organizations.

TABLE 2.7

GOUVERNEMENT DU QUÉBEC — CONSOLIDATED ORGANIZATIONS
SUMMARY OF BUDGETARY TRANSACTIONS
(millions of dollars)

	2002-2003	2003-2004
	Actual results	Budget Speech of June 12, 2003	Preliminary results	Change compared with Budget	Change compared with 2002-2003
					%
Own-source revenue	2 160	2 035	2 194	159	1.6
Federal transfers	375	396	498	102	32.8

Total revenue	2 535	2 431	2 692	261	6.2

Expenditure excluding debt service	–1 618	–1 637	–1 829	–192	13.0
Debt service	–549	–650	–596	54	8.6

Total expenditure	–2 167	–2 287	–2 425	–138	11.9

Net results	368	144	267	123	–27.4

SECTION 2                                                                                                       12

Consolidated non-budgetary transactions

        Financial requirements stemming from consolidated non-budgetary transactions amount to $1 069 million, $754 million less than forecast in the Budget Speech of June 12, 2003.

TABLE 2.8

GOUVERNEMENT DU QUEBEC
SUMMARY OF CONSOLIDATED NON-BUDGETARY TRANSACTIONS
(millions of dollars)

	2003-2004
	Budget Speech of June 12, 2003	Preliminary results	Change
Consolidated Revenue Fund
Investments, loans and advances
Government enterprises	–1 305	–604	701
Municipalities, municipal bodies, individuals, corporations and others	–208	–209	–1

	–1 513	–813	700
Capital expenditures	–122	–122	—
Retirement plans	2 041	2 221	180
Other accounts	–562	–855	–293

Total Consolidated Revenue Fund	–156	431	587

Consolidated organizations
Capital expenditures	–1 212	–856	356
Other	–455	–644	–189

Total consolidated organizations	–1 667	–1 500	167

Consolidated non-budgetary requirements	–1 823	–1 069	754

Note:
A negative entry indicates a financial requirement and a positive entry, a source of financing.

SECTION 2                                                                                                       13

        The preliminary results of the Consolidated Revenue Fund for investments, loans and advances show a $700-million decline in funding requirements compared with the June 2003 forecast. This difference can be attributed essentially to a $288-million reduction in investments and a decline in revenue from government enterprises.

        Financial requirements for the retirement plans were $180 million less than forecast in June 2003. This improvement can be attributed mainly to the recording of expenditures not disbursed during the fiscal year, i.e. interest ascribed to the retirement plans.

        Transactions related to other non-budgetary accounts represent year-to-year changes in these financial items. These accounts, which include, in particular, cash and bills on hand, outstanding cheques, accounts receivable and accounts payable, can fluctuate a great deal because of the variability of government cash inflow and disbursements. For 2003-2004, the balance of the other accounts of the Consolidated Revenue Fund entails a $293-million increase in financial requirements.

        The $167-million decrease in the financial requirements of consolidated organizations can be explained by, among other things, a reduction in the level of capital investments.

SECTION 2                                                                                                       14

Consolidated financing transactions

New presentation of short-term borrowings

        The government uses long-term and short-term borrowings to meet its financial requirements. Short-term borrowings include Treasury bills and temporary borrowings. At present, Treasury bills outstanding are recorded under direct debt since Treasury bills are always renewed when they mature and are used to meet long-term financial requirements. To date, however, temporary borrowings have been presented under the cash position.

        For consistency, the government's total debt should be adjusted to take into account all short-term borrowings that are used to finance long-term financial requirements. The presentation of temporary borrowings will thus be identical to that of Treasury bills. It should be noted that, at the end of the fiscal year, the Consolidated Revenue Fund does not usually have short-term borrowings other than Treasury bills.

TABLE 2.9

INCLUSION OF SHORT-TERM BORROWINGS IN TOTAL DEBT
(millions of dollars)

	1998	1999	2000	2001	2002	2003	2004[1]
Total debt as at March 31	97 732	99 572	100 546	102 741	105 172	108 526	112 019
Short-term borrowings outstanding other than Treasury bills	653	1 541	1 574	2 107	2 003	2 861	2 779

Total debt as at March 31 including short-term borrowings	98 385	101 113	102 120	104 848	107 175	111 387	114 798

1
Preliminary results.

        For purposes of comparison, the financing transactions forecast in the Budget Speech of June 12, 2003 must be revised to take the new treatment of temporary borrowings into account.

        In the case of the Consolidated Revenue Fund, the $3 945-million change in cash position anticipated in the June 12, 2003 Budget Speech included a $165-million decrease in temporary borrowings outstanding. This decrease is now included as a repayment of borrowings in the change in direct debt. In the case of consolidated organizations, a $509-million increase in temporary borrowings was included in the change in cash position in the last Budget. This increase in the level of temporary borrowings is now considered new borrowings in the change in direct debt.

SECTION 2                                                                                                       15

Financing

        Preliminary results for 2003-2004 show that the change in direct debt amounts to $1 331 million, i.e. $98 million for the Consolidated Revenue Fund and $1 233 million for consolidated organizations. Borrowings in fiscal 2003-2004 amount to $7 355 million ($4 940 million for the Consolidated Revenue Fund and $2 415 million for consolidated organizations). It should be noted that the Consolidated Revenue Fund obtained pre-financing of $1 644 million that will be used to cover part of the borrowing program in 2004-2005.

TABLE 2.10

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED FINANCING TRANSACTIONS
(millions of dollars)

	2003-2004
	Budget Speech of June 12, 2003	Change in temporary borrowings	Budget Speech of June 12, 2003 revised	Preliminary results		Change
Change in cash position
Consolidated Revenue Fund	3 945	165	4 110	2 466		–1 644
Consolidated organizations	509	–509	—	—		—

Total change in cash position	4 454	–344	4 110	2 466		–1 644

Change in direct debt
Consolidated Revenue Fund
New borrowings	2 608	—	2 608	4 940		2 332
Repayment of borrowings	–3 900	–165	–4 065	–4 842		–777

	–1 292	–165	–1 457	98		1 555

Consolidated organizations
New borrowings	2 310	509	2 819	2 415	[1]	–404
Repayment of borrowings	–1 296	—	–1 296	–1 182		114

	1 014	509	1 523	1 233		–290

Total change in direct debt	–278	344	66	1 331		1 265

Retirement plans sinking fund	–2 353	—	–2 353	–2 364		–11

Total financing of consolidated transactions	1 823	—	1 823	1 433		–390

Note:
A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

1
Including an $83-million increase in temporary borrowings.

SECTION 2                                                                                                       16

Financing of the Consolidated Revenue Fund

        Preliminary results show that the change in the direct debt of the Consolidated Revenue Fund is $98 million, an increase of $1 555 million compared with the figure announced in the 2003-2004 Budget Speech. Borrowings in 2003-2004 stand at $4 940 million, $2 332 million more than expected in the last Budget, mainly on account of pre-financing of $1 644 million and the $777-million increase in the repayment of borrowings.

        Owing to pre-financing, the cash level will fall by only $2 466 million, even though a $4 110-million decrease was forecast in the last Budget.

Financing of consolidated organizations

        The change in the direct debt of consolidated organizations should amount to $1 233 million, $290 million less than anticipated in the last Budget.

        This adjustment is due to the fact that the net financial requirements of consolidated organizations are lower than forecast.

SECTION 2                                                                                                       17

Borrowings

        In all, the government contracted long-term borrowings of $7 440 million in 2003-2004, of which $4 940 million was for Consolidated Revenue Fund needs and $2 500 million for the Financing Fund. The borrowings of the Financing Fund are used to meet the financing needs of consolidated organizations ($2 332 million) and certain government enterprises ($168 million).

        In all, 97% of the financing program, or $7 231 million, was conducted in Canadian dollars. In regard to the main financial instruments used, the government carried out six public bond issues on the Canadian market for a total of $3 041 million, and real return issues for a total of $656 million. In addition, medium-term notes were issued on the Canadian market for $1 585 million, and on the European market for $498 million. In addition, private-contract financing worth $436 million was carried out with the Caisse de dépôt et placement du Québec. Lastly, savings products sold by Épargne Placements Québec should provide the government with $793 million in financing.

        Only 3% of the financing program was conducted in foreign currency. A public bond issue was carried out on the Australian market for AUS$200 million (CAN$209 million) in February 2004.

SECTION 2                                                                                                       18

TABLE 2.11

GOUVERNEMENT DU QUÉBEC
SUMMARY OF LONG-TERM BORROWINGS IN 2003-2004
(millions of dollars)

Currency	Consolidated Revenue Fund	Consolidated organizations[1]	Government enterprises		Total
					%
Canadian dollar
Public issues
Negotiable bonds	1 475	1 566	—	3 041	42.1
Real return bonds	656	—	—	656	9.1
Medium-term notes
On the Canadian market	1 585	—	—	1 585	21.9
On the European market	—	498	—	498	6.9
Private issues
Caisse de dépôt et placement du Québec	—	268	168	436	6.0
Canada Pension Plan Investment Fund	5	—	—	5	0.1
Savings products	793	—	—	793	10.9
Immigrant Investor Program	450	—	—	450	6.2
Change in debt resulting from currency swaps	–233	—	—	–233	–3.2

Sub-total	4 731	2 332	168	7 231	97.2

Australian dollar
Public issue	209	—	—	209	100.0

Sub-total	209	—	—	209	2.8

Total	4 940	2 332	168	7 440	100.0

1
Excluding the $83-million increase in temporary borrowings.

SECTION 2                                                                                                       19

GRAPH 2.1

YIELD ON LONG-TERM (10-YEAR) SECURITIES

GRAPH 2.2

YIELD SPREAD ON LONG-TERM (10-YEAR) SECURITIES

SECTION 2                                                                                                       20

GRAPH 2.3

YIELD ON SHORT-TERM SECURITIES

SECTION 2                                                                                                       21

Repayment of borrowings

        Preliminary results show that the repayment of borrowings of the Consolidated Revenue Fund and consolidated organizations for fiscal 2003-2004 amounts to $6 024 million, $663 million more than forecast in the June 12, 2003 Budget Speech.

Repayment of borrowings of the Consolidated Revenue Fund

        Preliminary results show that the repayment of borrowings of the Consolidated Revenue Fund amounts to $4 842 million, $777 million more than forecast in the Budget Speech of last June. This increase is due in particular to higher-than-anticipated repayments of savings products and higher-than-expected revenue of the sinking fund for government borrowings.

Repayment of borrowings of consolidated organizations

        Preliminary results show that the repayment of borrowings of consolidated organizations for fiscal 2003-2004 stands at $1 182 million, $114 million less than forecast in the last Budget.

SECTION 2                                                                                                       22

Total government debt

        The government's total debt consists of the consolidated direct debt and the net retirement plans liability. The consolidated direct debt is the sum of the direct debt of the Consolidated Revenue Fund and the debt of consolidated organizations. The net retirement plans liability consists of the retirement plans liability minus the balance of the retirement plans sinking fund (RPSF), an asset that will eventually be used to pay the retirement benefits of public and parapublic sector employees.

        Preliminary results show that the government's consolidated direct debt amounts to $78 159 million as at March 31, 2004, or $68 692 million as direct debt of the Consolidated Revenue Fund and $9 467 million as debt of the consolidated organizations.

        It should be noted that an amount of $1 644 million included in the consolidated direct debt represents pre-financing in 2003-2004 that will be used to cover part of the borrowing program in 2004-2005.

        As at March 31, 2004, the net retirement plans liability stands at $38 283 million.

        Excluding pre-financing, the government's total debt is $114 798 million as at March 31, 2004.

TABLE 2.12

TOTAL GOVERNMENT DEBT AS AT MARCH 31, 20041
(millions of dollars)

Consolidated direct debt
	Consolidated Revenue Fund	Consolidated organizations	Total	Net retirement plans liability	Total debt
Debt as at March 31, 2004	68 692	9 467	78 159	52 487	130 646
Retirement plans sinking fund	—	—	—	–14 204	–14 204

Sub-total	68 692	9 467	78 159	38 283	116 442
Pre-financing	–1 644	—	–1 644	—	–1 644

Total	67 048	9 467	76 515	38 283	114 798

1
Preliminary results.

SECTION 2                                                                                                       23

Structure of debt

        As at March 31, 2004, the proportion of the direct debt of the Consolidated Revenue Fund in Canadian dollars should amount to 82.4% and the proportion in foreign currency, 17.6%. In addition, as at March 31, 2004, the share at fixed interest rates and the share at variable interest rates should be 58.4% and 41.6% respectively.

GRAPH 2.4

STRUCTURE OF THE DIRECT DEBT OF THE CONSOLIDATED REVENUE FUND AS AT MARCH 31, 20041

BY CURRENCY	BY INTEREST RATE

1
Preliminary results.

SECTION 2                                                                                                       24

        Including the debt of consolidated organizations and the net retirement plans liability, the proportion of the total debt in Canadian dollars should amount to 89.6% and that in foreign currency, 10.4% as at March 31, 2004.

TABLE 2.13

STRUCTURE OF THE TOTAL DEBT AS AT MARCH 31, 20041
(millions of dollars)

	Consolidated direct debt
Currency	Consolidated Revenue Fund	%	Consolidated organizations	Total	%	Net retirement plans liability	Total debt	%
Canadian dollar	56 583	82.4	9 467	66 050	84.5	38 283	104 333	89.6
US dollar	3 689	5.4	—	3 689	4.7	—	3 689	3.2
Yen	4 210	6.1	—	4 210	5.4	—	4 210	3.6
Swiss franc	4 210	6.1	—	4 210	5.4	—	4 210	3.6

Sub-total	68 692	100.0	9 467	78 159	100.0	38 283	116 442	100.0

Pre-financing	–1 644		—	–1 644		—	–1 644

Total	67 048		9 467	76 515		38 283	114 798

Note:
The debt in foreign currency is expressed in the Canadian equivalent based on the exchange rates in effect on March 24, 2004.

1
Preliminary results.

SECTION 2                                                                                                       25

Public sector borrowings, investments and debt

Public sector borrowings and investments

        Preliminary results for 2003-2004 show that gross long-term public sector borrowings amount to $15 917 million.

        Gross borrowings in Canadian dollars total $15 658 million, or 98.4% of total borrowings by the public sector. Gross borrowings in foreign currency total $259 million, or 1.6% of public sector borrowings as a whole.

TABLE 2.14

NET LONG-TERM PUBLIC SECTOR BORROWINGS
(millions of dollars)

	1999-2000	2000-2001	2001-2002	2002-2003	2003-2004[1]
Gross borrowings
Government2,[3]	5 677	8 757	8 438	10 079	7 050
Educational institutions	1 366	1 540	1 179	2 012	1 213
Health and social services institutions	66	528	429	1 127	668
Hydro-Québec[4]	2 212	2 124	3 388	1 923	2 249
Other government enterprises	488	16	274	192	194
Municipalities and municipal bodies	2 594	2 488	2 595	2 880	4 543

Total gross borrowings	12 403	15 453	16 303	18 213	15 917

Repayment of borrowings	12 473	13 103	13 060	11 275	13 412

Sub-total	–70	2 350	3 243	6 938	2 505

Pre-financing
for the current year	–506	–1 475	–1 154	–3 967	–1 644
for the previous year	2 831	506	1 475	1 154	3 967

Net long-term borrowings	2 255	1 381	3 564	4 125	4 828

1
Preliminary results.

2
Amounts borrowed to cover the requirements of the Consolidated Revenue Fund and consolidated organizations, excluding net amounts received under interest rate and currency swap agreements, which explains the difference between this list and the list of borrowings given later in this text. These amounts also exclude borrowings made to cover the requirements of certain government enterprises and Financement-Québec, which are distributed among the organizations and networks for which they are intended.

3
The government's gross borrowings include short-term borrowings used to finance long-term financial requirements.

Amounts borrowed as at December 31 of each year.

SECTION 2                                                                                                       26

GRAPH 2.5

GROSS PUBLIC SECTOR BORROWINGS BY CURRENCY
(millions of dollars)

1
Preliminary results.

        To ensure that borrowings in a given fiscal year are on a basis comparable with investments and gross domestic product, pre-financing must be allocated to the years to which it applies. Net long-term public sector borrowings for 2003-2004 amount to $4 828 million, an increase of $703 million compared with the previous year. Consequently, the ratio of net long-term borrowings to gross domestic product rose from 1.68% of GDP in 2002-2003 to 1.87% in 2003-2004.

GRAPH 2.6

NET LONG-TERM PUBLIC SECTOR BORROWINGS1
(as a percentage of GDP)

1
Adjusted by pre-financing.

2
Preliminary results.

SECTION 2                                                                                                       27

        Preliminary results show that public sector investments total $9 704 million in 2003-2004, $885 million more than the previous year. This increase can be attributed mainly to the growth in investments by Hydro-Québec. Compared with the previous year, Hydro-Québec invested $400 million more for developing its production capacity (Toulnustouc, Eastmain-1) and $200 million in its power transmission grid, particularly to reinforce the Montérégie loop.

TABLE 2.15

PUBLIC SECTOR INVESTMENTS
(millions of dollars)

	1999-2000	2000-2001	2001-2002	2002-2003	2003-2004[1]
Government[2]	1 085	1 448	1 614	2 031	1 624
Educational institutions[3]	702	691	703	1 070	1 216
Health and social services institutions[3]	615	699	706	785	860
Hydro-Québec[4]	1 457	1 632	1 686	2 208	2 895
Other government enterprises[5]	376	666	934	960	932
Municipalities and municipal bodies[6]	1 703	1 601	1 855	1 765	2 177

	5 938	6 737	7 498	8 819	9 704

1
Preliminary results.

2
Government investments include its capital expenditures as well as grants and loans for investments made available to economic agents outside the public sector. Financial investments for other components of the public sector are therefore excluded. Government investments also include investments by consolidated organizations.

  Sources:    Public accounts of the gouvernement du Québec, Secrétariat du Conseil du trésor and ministère des Finances.

3
Investments by school boards, colleges, universities and health and social services institutions include the share paid by the government and that paid by the institutions themselves. It should be noted that the share paid by the government is financed by subsidies for debt service.

  Sources:    Secrétariat du Conseil du trésor and ministère des Finances.

4
Investments by Hydro-Québec are shown on a calendar-year basis. They exclude financial investments and commercial programs.

  Sources:    Hydro-Québec and ministère des Finances.

5
Investments by government enterprises correspond to the increase in long-term assets. They exclude investments by consolidated organizations and the Société québécoise d'assainissement des eaux, which are included under "Government" and "Municipalities and municipal bodies" respectively.

  Sources:    Financial statements of the enterprises of the gouvernement du Québec and ministère des Finances.

6
Investments by municipalities and municipal bodies also include those related to water purification, public transportation and cultural and community facilities.

  Sources:    Secrétariat du Conseil du trésor, ministère des Affaires municipales, du Sport et du Loisir and ministère des Finances.

SECTION 2                                                                                                       28

        The following table presents a comparative analysis of borrowings and investments by the public sector as a whole. Total net public sector borrowings include the change in the net retirement plans liability.

        In 2003-2004, total net public sector borrowings are once again lower than investments. The ratio of net borrowings to investments is 0.48.

TABLE 2.16

TOTAL NET BORROWINGS AND INVESTMENTS BY THE PUBLIC SECTOR
(millions of dollars)

	1999-2000	2000-2001	2001-2002	2002-2003	2003-2004[1]
Net long-term borrowings[2]	2 255	1 381	3 564	4 125	4 828
Change in the net retirement plans liability[3]	–1 091	–226	–1 051	366	–143

Total net borrowings	1 164	1 155	2 513	4 491	4 685

Investments	5 938	6 737	7 498	8 819	9 704

Ratio	0.20	0.17	0.34	0.51	0.48

1
Preliminary results.

2
Adjusted by pre-financing.

3
This amount takes into account deposits made in the retirement plans sinking fund and the income of this fund.

SECTION 2                                                                                                       29

GRAPH 2.7

TOTAL NET BORROWINGS1 AND INVESTMENTS BY THE PUBLIC SECTOR
(millions of dollars)

1
Adjusted by pre-financing.

2
Preliminary results.

SECTION 2                                                                                                       30

Long-term public sector debt

        Long-term public sector debt includes the government's total debt as well as the debts of the networks, Hydro-Québec, the municipalities and other government enterprises. In many cases, this debt has served to finance public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water purification plants.

        Preliminary results show that the public sector debt should be $181 764 million as at March 31, 2004.

TABLE 2.17

LONG-TERM PUBLIC SECTOR DEBT1
(millions of dollars)

As at March 31
	2000	2001	2002	2003	2004[2]
Total government debt3,[4]	102 120	104 848	107 175	111 387	114 798
Health and social services and education networks	7 645	8 787	9 588	11 008	10 885
Hydro-Québec	38 135	38 979	37 893	35 639	34 776
Other government enterprises	4 445	4 345	3 906	3 955	3 535
Municipalities and municipal bodies[5]	17 211	16 699	16 777	16 530	17 770

Total	169 556	173 658	175 339	178 519	181 764

1
Including Treasury bills outstanding of the Consolidated Revenue Fund and the Financing Fund. As at March 31, 2004, Treasury bills outstanding should amount to $2 111 million for the Consolidated Revenue Fund and $1 197 million for the Financing Fund. The Treasury bills of the Financing Fund are used to meet the long-term financing needs of consolidated organizations, the Société québécoise d'assainissement des eaux and certain government enterprises.

2
Preliminary results.

3
Consolidated direct debt and net retirement plans liability, excluding pre-financing totalling $506 million in 1999-2000, $1 475 million in 2000-2001, $1 154 million in 2001-2002, $3 967 million in 2002-2003 and $1 644 million in 2003-2004. These borrowings are allocated to the years to which they apply.

4
Including temporary borrowings used to meet long-term financing needs.

Includes the long-term debt of the Société québécoise d'assainissement des eaux.

SECTION 2                                                                                                       31

Historical data and preliminary results

TABLE 2.18

GOUVERNEMENT DU QUEBEC
SUMMARY OF CONSOLIDATED FINANCIAL TRANSACTIONS
(millions of dollars)

	2000-2001	2001-2002	2002-2003	2003-2004[1]
Budgetary transactions of Consolidated Revenue Fund[2]
Own-source revenue before exceptional losses of SGF	40 921	39 023	41 197	42 824
Federal transfers	7 895	8 885	8 932	9 377

Total revenue	48 816	47 908	50 129	52 201

Program spending	–40 751	–42 380	–44 316	–45 800
Debt service	–6 972	–6 687	–6 536	–6 668

Total expenditure	–47 723	–49 067	–50 852	–52 468

Net results of consolidated organizations[2]	284	322	368	267

Budgetary reserve
Funds allocated to reserve	–950	—	—	—
Use of funds allocated to reserve	—	950	—	—

Consolidated budget balance before exceptional losses of SGF	427	113	–355	0

Exceptional losses of SGF	—	–91	–339	–364

Consolidated budget balance	427	22	–694	–364

Consolidated non-budgetary transactions
Investments, loans and advances	–1 632	–1 142	–1 649	–1 077
Capital expenditures	–473	–995	–1 482	–978
Retirement plans	1 793	2 089	2 007	2 221
Other accounts	–631	–589	240	–1 235

Consolidated non-budgetary requirements	–943	–637	–884	–1 069

Consolidated net financial requirements	–516	–615	–1 578	–1 433

Consolidated financing transactions
Change in cash position[3]	–1 006	236	–3 090	2 466
Change in direct debt[3]	3 541	3 519	6 309	1 331
Retirement plans sinking fund[4]	–2 019	–3 140	–1 641	–2 364

Total financing of consolidated transactions	516	615	1 578	1 433

Note:
A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease. For purposes of comparison, the data are presented on the basis of the 2004-2005 budgetary structure. Because of the changes that will be made in the family policy as of January 1, 2005, amounts previously found under program spending will be recorded as revenue. The data presented in this table incorporate a restatement that covers a three-month period and that reduces own-source revenue and program spending by $132 million for each fiscal year, without changing the budget balance.

1
Preliminary results.

2
The budgetary transactions of the Consolidated Revenue Fund, which include the profits of government enterprises, are presented separately from those of consolidated organizations. In addition, the budgetary transactions of consolidated organizations are grouped under the new heading "net results of consolidated organizations".

3
The change in direct debt includes new long-term borrowings less repayment of long-term borrowings and the change in temporary borrowings outstanding. Previously, the change in temporary borrowings outstanding was included in the change in cash position. See the explanation of consolidated financing transactions given earlier.

4
This sinking fund receives amounts to be used to cover retirement benefits payable by the government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it.

SECTION 2                                                                                                       33

TABLE 2.19

GOUVERNEMENT DU QUÉBEC — CONSOLIDATED REVENUE FUND
REVENUE BY SOURCE BEFORE THE EXCEPTIONAL LOSSES OF THE SGF
(millions of dollars)

	2000-2001	2001-2002	2002-2003	2003-2004[1]
Own-source revenue
Income and property taxes
Personal income tax	16 984	15 791	16 048	16 454
Contributions to Health Services Fund	4 488	4 291	4 068	4 658
Corporate taxes[2]	4 217	4 029	3 735	3 837

	25 689	24 111	23 851	24 949

Consumption taxes
Sales	7 374	7 557	8 331	9 003
Fuel	1 536	1 536	1 645	1 670
Tobacco	483	652	867	923

	9 393	9 745	10 843	11 596

Duties and permits
Motor vehicles	646	662	690	700
Alcoholic beverages	146	140	155	156
Natural resources	265	188	201	124
Other	180	177	178	171

	1 237	1 167	1 224	1 151

Miscellaneous
Sales of goods and services	406	412	440	434
Interest	390	395	321	332
Fines, forfeitures and recoveries	310	371	417	389

	1 106	1 178	1 178	1 155

Revenue from government enterprises before exceptional losses of SGF
Société des alcools du Québec	471	489	540	563
Loto-Québec	1 358	1 352	1 353	1 393
Hydro-Québec	1 160	1 041	1 840	2 026
Other	507	–60	368	–9

	3 496	2 822	4 101	3 973

Total own-source revenue before exceptional losses of SGF	40 921	39 023	41 197	42 824

Federal transfers
Equalization	5 650	5 336	5 315	4 065
Canada Health and Social Transfer	1 597	2 958	2 648	4 266
Other transfers related to fiscal arrangements	30	27	34	64
Other programs	618	564	935	982

Total federal transfers	7 895	8 885	8 932	9 377

Total revenue before exceptional losses of SGF	48 816	47 908	50 129	52 201

Note:
Data restated according to the information provided at the bottom of Table 2.18.

1
Preliminary results.

2
Includes tax on corporate profits, tax on capital and tax on insurance company premiums, as well as tax on telecommunications, gas and electricity.

SECTION 2                                                                                                       34

TABLEAU 2.20

GOUVERNEMENT DU QUÉBEC — CONSOLIDATED REVENUE FUND
EXPENDITURE BY DEPARTMENT
(millions of dollars)

	2000-2001	2001-2002	2002-2003	2003-2004[1]
Program spending
Assemblée nationale	80	88	92	94
Personnes désignées par l'Assemblée nationale	42	50	63	97
Affaires municipales, Sport et Loisir	1 388	1 626	1 584	1 575
Agriculture, Pêcheries et Alimentation	714	651	641	664
Conseil du trésor et Administration gouvernementale	446	475	523	488	[2]
Conseil exécutif	79	94	139	168	[2]
Culture et Communications	528	479	490	512
Développement économique et régional et Recherche	1 095	1 008	1 086	798	[2]
Éducation	10 124	10 542	11 099	11 469
Emploi, Solidarité sociale et Famille	5 530	5 636	5 823	5 993
Environnement	155	178	177	180
Finances (excluding debt service)	115	116	127	152	[2]
Justice	468	509	542	573
Relations avec les citoyens et Immigration	185	220	246	210
Relations internationales	104	111	111	112
Ressources naturelles, Faune et Parcs	564	502	506	485
Revenu	715	613	778	642
Santé et Services sociaux	16 095	17 189	17 919	19 105
Sécurité publique	744	799	871	924
Transports	1 501	1 406	1 429	1 488
Travail	79	88	70	69
Total program spending	40 751	42 380	44 316	45 800
Debt service
Direct debt service	4 378	3 970	3 888	3 926
Interest on retirement plans	2 594	2 717	2 648	2 742

Total debt service	6 972	6 687	6 536	6 668

Total expenditure	47 723	49 067	50 852	52 468

Note:
Data restated according to the information provided at the bottom of Table 2.18. In addition, since the data are rounded off, the sum of the amounts recorded for each department may not correspond to the total.

1
Preliminary results.

2
These amounts contain provisions that allow appropriations to be transferred to other departments between the date the Budget documents are produced and the end of the fiscal year.

SECTION 2                                                                                                       35

TABLE 2.21

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED NON-BUDGETARY TRANSACTIONS
(millions of dollars)

	2000-2001	2001-2002	2002-2003	2003-2004[1]
Investments, loans and advances
Consolidated Revenue Fund
Government enterprises
Shares and investments
Société générale de financement du Québec	–350	–550	–200	—
Société Innovatech du Grand Montréal	–42	–20	–50	—
Société Innovatech Québec et Chaudière-Appalaches	–11	–29	–30	–2
Société Innovatech Sud du Québec	–6	–19	–11	–1
Société Innovatech Régions ressources	–13	–12	–8	–9
Other	–3	–18	–41	—

	–425	–648	–340	–12

Change in the equity value of investments	–1 157	–371	–1 138	–587

Loans and advances	—	—	—	–5

Total government enterprises	–1 582	–1 019	–1 478	–604
Individuals, corporations and others	–20	–173	–45	–211
Municipalities and municipal bodies	1	4	2	2

	–1 601	–1 188	–1 521	–813
Consolidated organizations	–31	46	–128	–264

Total investments, loans and advances	–1 632	–1 142	–1 649	–1 077

Capital expenditures
Consolidated Revenue Fund
Net investments	–144	–135	–200	–334
Amortization	334	193	207	212

	190	58	7	–122

Consolidated organizations	–663	–1 053	–1 489	–856

Total capital expenditures	–473	–995	–1 482	–978

1
Preliminary results.

SECTION 2                                                                                                       36

TABLE 2.21 (CONT.)

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED NON-BUDGETARY TRANSACTIONS
(millions of dollars)

	2000-2001	2001-2002	2002-2003	2003-2004[1]
Retirement plans
Contributions by the government as employer
RREGOP and PPMP
Cost of credited service[2]	990	1 014	1 053	1 068
Amortization of actuarial gain (–) or loss	66	141	155	153
Other plans
Cost of credited service[2]	166	147	170	161
Amortization of actuarial gain (–) or loss	26	65	70	73
Cost of changes	—	28	3	—

Total government contribution	1 248	1 395	1 451	1 455

Contributions by independent employers	—	4	4	5
Participants' contributions	106	88	76	200

Total contributions	106	92	80	205

Benefits, repayments and administrative expenses	–2 567	–2 720	–2 913	–3 043

Interest on actuarial obligation	3 006	3 322	3 389	3 604

Total retirement plans	1 793	2 089	2 007	2 221
Other accounts
Consolidated Revenue Fund	–490	–652	244	–855
Consolidated organizations	–141	63	–4	–380

Total other accounts	–631	–589	240	–1 235

Total consolidated non-budgetary transactions	–943	–637	–884	–1 069

Note:
A negative entry indicates a financial requirement and a positive entry, a source of financing.

1
Preliminary results.

2
Actuarial value of retirement benefits vested during the fiscal year, calculated according to the actuarial projected benefit method prorated on service.

SECTION 2                                                                                                       37

TABLE 2.22

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED FINANCING TRANSACTIONS
(millions of dollars)

	2000-2001	2001-2002	2002-2003	2003-2004[1]
Change in cash position
Consolidated Revenue Fund	–969	323	–2 978	2 466
Consolidated organizations	–37	–87	–112	—

Total change in cash position	–1 006	236	–3 090	2 466

Change in direct debt
Consolidated Revenue Fund
New borrowings	7 569	7 700	8 862	4 940
Repayment of borrowings	–4 616	–4 890	–3 943	–4 842

	2 953	2 810	4 919	98

Consolidated organizations
New borrowings	1 558	1 311	2 568	2 415
Repayment of borrowings	–970	–602	–1 178	–1 182

	588	709	1 390	1 233

Total change in direct debt	3 541	3 519	6 309	1 331

Retirement plans sinking fund[2]	–2 019	–3 140	–1 641	–2 364

Total financing of consolidated transactions	516	615	1 578	1 433

Note:
A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

1
Preliminary results.

2
This sinking fund receives amounts to be used to cover retirement benefits payable by the government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it and applied against the interest on the actuarial obligation to obtain the interest charge on the retirement plans.

SECTION 2                                                                                                       38

TABLE 2.23

GOUVERNEMENT DU QUÉBEC
BORROWINGS FOR THE CONSOLIDATED REVENUE FUND IN 2003-2004

Amount in Canadian dollars[1]		Face value in foreign currency	Interest rate[2]	Date of issue	Date of maturity	Price to investor	Yield to investor[3]
(millions)%						$	%
503		—	5.75	July 28	2036-12-01	100.555	5.712
504		—	5.75	December 1	2036-12-01	100.710	5.702
209		AUS$200	6.00	February 18	2009-02-18	100.000	6.000
468		—	5.25	March 11	2013-10-01	105.089	4.586
1 585	[4]	—	Various	Various	Various	Various	Various
656	[5]	—	Various	Various	Various	Various	Various
793	[6]	—	Various	Various	Various	Various	Various
5	[7]	—	Various	Various	Various	Various	Various
450	[8]	—	Various	Various	Various	Various	Various
–233	[9]	Various	Various	Various	Various	Various	Various

4 940

1
Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

2
Interest payable semi-annually except if another frequency is indicated in a note.

3
Yield to investor is determined on the basis of interest payable semi-annually.

4
Medium-term notes on the Canadian market.

5
Real return bonds. The principal and the interest rate of these bonds are adjusted according to the change in the Consumer Price Index in Canada.

6
Savings products issued by Épargne Placements Québec.

7
Borrowings from the Canada Pension Plan Investment Fund.

8
Immigrant Investor Program.

9
Amount received (disbursed) under interest rate and currency swap agreements.

Note:
The Québec government has credit agreements with various banks and financial institutions for a total of US$3 500 million. None of these credit agreements is being drawn upon.

SECTION 2                                                                                                       39

TABLE 2.24

GOUVERNEMENT DU QUÉBEC
BORROWINGS FOR THE FINANCING FUND IN 2003-2004

	Amount in Canadian dollars[1]		Face value in foreign currency	Interest rate[2]		Date of issue	Date of maturity	Price to investor	Yield to investor[3]
	(millions)%							$	%
A. Borrowings for consolidated organizations
	498	[4]	—	4.25	[5]	July 9	2010-07-09	99.530	4.329
	502		—	5.25		July 21	2013-10-01	100.423	5.195
	65	[6]	—	6.25		September 4	2010-12-01	107.903	4.937
	60	[6]	—	5.25		September 4	2013-10-01	99.872	5.266
	504		—	5.25		September 15	2013-10-01	100.782	5.149
	50	[6]	—	6.25		November 4	2032-06-01	105.071	5.881
	503		—	5.25		November 20	2013-10-01	100.690	5.159
	77	[6]	—	5.25		December 10	2013-10-01	100.625	5.167
	16	[6]	—	5.25		December 19	2013-10-01	101.367	5.070
	57		—	5.25		March 11	2013-10-01	105.089	4.586

Sub-total	2 332

B. Borrowings for certain government enterprises
	85	[6]	—	6.25		September 4	2032-06-01	105.407	5.858
	83	[6]	—	5.25		December 12	2036-12-01	100.071	5.745

Sub-total	168

Total	2 500

1
Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

2
Interest payable semi-annually except if another frequency is indicated in a note.

3
Yield to investor is determined on the basis of interest payable semi-annually.

4
Medium-term notes on the European market.

5
Interest payable annually.

Borrowings fully subscribed by the Caisse de dépôt et placement du Québec.

SECTION 2                                                                                                       40

TABLE 2.25

GOUVERNEMENT DU QUÉBEC
BORROWINGS BY FINANCEMENT-QUÉBEC IN 2003-2004

Amount in Canadian dollars[1]		Face value in foreign currency	Interest rate[2]		Date of issue	Date of maturity	Price to investor	Yield to investor[3]
(millions)%							$	%
500	[4]	—	Variable	[5]	July 4	2007-07-04	100.000	Variable
501		—	4.75		October 21	2009-12-01	100.237	4.704
507		—	4.75		January 9	2009-12-01	101.401	4.476

1 508

1
Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

2
Interest payable semi-annually except if another frequency is indicated in a note.

3
Yield to investor is determined on the basis of interest payable semi-annually.

4
Medium-term notes on the Canadian market.

5
Interest payable quarterly.

SECTION 2                                                                                                       41

TABLE 2.26

GOUVERNEMENT DU QUÉBEC
BORROWINGS BY HYDRO-QUÉBEC IN 20031

Amount in Canadian dollars[2]		Face value in foreign currency	Interest rate[3]	Date of issue	Date of maturity	Price to investor	Yield to investor[4]
(millions)%						$	%
2 249	[5]	Various	Various	Various	Various	Various	Various
334	[6]	Various	Various	Various	Various	Various	Various

2 583

1
Borrowings contracted as at December 31, 2003.

2
Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

3
Interest payable semi-annually except if another frequency is indicated in a note.

4
Yield to investor is determined on the basis of interest payable semi-annually.

5
Medium-term notes on the Canadian market.

6
Amount received under interest rate and currency swap agreements.

Note:
Hydro-Québec has credit agreements with various banks and financial institutions for a total of US$1 500 million. None of the credit agreements was being drawn upon at December 31, 2003.

SECTION 2                                                                                                       42

Section 2	Appendix 2.1

Consolidated budgetary transactions: revenue by source and expenditure by mission in 2003-2004

SECTION 2                                                                                                       43

TABLE 2.1.1

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED BUDGETARY TRANSACTIONS: REVENUE BY SOURCE AND EXPENDITURE BY MISSION IN 2003-2004
(millions of dollars)

	Consolidated results				Preliminary results
	Budget Speech of June 12, 2003		Consolidated Revenue Fund	Consolidated organizations	Consolidated results
Revenue by source
Income and property taxes	25 915		24 949	475	25 424
Consumption taxes	11 715		11 596	140	11 736
Duties and permits	1 318		1 151	132	1 283
Miscellaneous	2 475		1 155	1 447	2 602
Revenue from government enterprises before exceptional losses of SGF	3 942		3 973	—	3 973

Own-source revenue before exceptional losses of SGF	45 365				45 018
Federal transfers	9 584		9 377	498	9 875

Total revenue before exceptional losses of SGF	54 949				54 893

Expenditure by mission
Health and Social Services	–19 734		–19 105	–662	–19 767
Education and Culture	–12 220		–12 162	–53	–12 215
Economy and Environment	–6 014		–5 608	–604	–6 212
Support for Individuals and Families	–5 164		–5 240	–73	–5 313
Administration and Justice	–4 305		–3 685	–437	–4 122

Program spending	–47 437	[1]			–47 629
Debt service	–7 512		–6 668	–596	–7 264

Total expenditure	–54 949				–54 893

Consolidated budget balance before exceptional losses of SGF	0				0

Exceptional losses of SGF	—				–364

Consolidated budget balance	0				–364

Note:
This purpose of this table, which presents revenue by source and expenditure by mission for fiscal 2003-2004, is to provide better reconciliation with the consolidated statement of operating results as it should be presented in the government's financial statements for that fiscal year.

1
The breakdown of expenditure by mission is the same as that which prevailed at the time of the June 12, 2003 Budget Speech.

SECTION 2                                                                                                       45

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